Exhibit 99.2

CONSORZIO LOTTERIE NAZIONALI

CONSORZIO LOTTERIE NAZIONALI
STATEMENTS OF FINANCIAL POSITION

December 31, 2009, 2008 and 2007

(In thousands of Euro)

		December 31,
	Notes	2009	2008	2007
			(adjusted)	(adjusted)
ASSETS
Non-current assets
Equipment, net	3	2.801	3.853	4.820
Intangible assets, net	4	286	46	36
Deferred income taxes	16	2.212	1.906	1.448
Total non-current assets		5.299	5.805	6.304

Current assets
Inventories	5	13.618	9.124	10.648
Trade and other receivables	6	305.946	359.535	405.282
Current financial assets from parent company	18/20	249.913	129.345	15.101
Other current assets	7	1.231	467	798
Cash and cash equivalents	8	4	175	4
Total current assets		570.712	498.646	431.833

TOTAL ASSETS		576.011	504.451	438.137

EQUITY AND LIABILITIES
Equity
Issued capital	9	16.000	16.000	16.000
Legal reserve		3.200	3.200	1.077
Retained earnings, including net income for the period		123.347	117.731	85.920
Total equity		142.547	136.931	102.997

Non-current liabilities
Long-term provisions	10	730	616	144
Total non-current liabilities		730	616	144

Current liabilities
Accounts payable	11	428.247	352.789	287.219
Derivative instruments	20	583	1.492	3.166
Current financial payables to parent company	18/20	1.241	5.254	2.521
Other current liabilities	12	219	2.087	1.626
Income taxes payable		2.444	5.282	40.464
Total current liabilities		432.734	366.904	334.996

TOTAL EQUITY AND LIABILITIES		576.011	504.451	438.137

CONSORZIO LOTTERIE NAZIONALI
STATEMENTS OF COMPREHENSIVE INCOME
Years ended December 31, 2009, 2008 and 2007
(In thousands of Euro)

		For the year ended December 31,
	Notes	2009	2008	2007
			(adjusted)	(adjusted)
Service revenues	13	327.957	322.411	277.004
Other revenue		875	990	567
Total Revenue		328.832	323.401	277.571

Cost of tickets		45.628	43.090	41.197
Service costs	14	93.448	93.228	90.535
Depreciation, amortization and write-downs		4.339	4.130	2.608
Other operating costs		989	1.368	736
Total Costs		144.404	141.816	135.076

Operating Income		184.428	181.585	142.495

Financial income	15	4.332	3.665	3.429
Financial expenses	15	(7.658)	(11.749)	(7.238)

Net income before income tax	16	181.103	173.502	138.686

Income tax expense	16	57.756	55.771	52.766
Net income for the year		123.347	117.731	85.920

Other comprehensive income:
Components of other comprehensive income		—	—	—
Income tax relating to components of other comprehensive income		—	—	—

Other comprehensive income for the year, net of tax		—	—	—

Total comprehensive income for the year		123.347	117.731	85.920

CONSORZIO LOTTERIE NAZIONALI
STATEMENTS OF CHANGES IN EQUITY
Years ended December 31, 2009 and 2008
(In thousands of Euro)

	Issued	Legal	Retained
For the year ended December 31, 2009	Capital	Reserve	Earnings	Total

Balance at January 1, 2009	16.000	3.200	117.731	136.931

Net income for the year	—	—	123.347	123.347
Other comprehensive income/(loss)	—	—	—	—
Total comprehensive income/(loss)	—	—	123.347	123.347

Dividend distribution	—	—	(117.731)	(117.731)
Balance at December 31, 2009	16.000	3.200	123.347	142.547

For the year ended December 31, 2008	Issued	Legal	Retained
(adjusted)	Capital	Reserve	Earnings	Total

Balance at January 1, 2008	16.000	1.077	85.920	102.997

Net income for the year	—	—	117.731	117.731
Other comprehensive income/(loss)	—	—	—	—
Total comprehensive income/(loss)	—	—	117.731	117.731

Allocation of prior year income	—	2.123	(2.123)	—
Dividend distribution	—	—	(83.797)	(83.797)
Balance at December 31, 2008	16.000	3.200	117.731	136.931

For the year ended December 31, 2007	Issued	Legal	Retained
(adjusted)	Capital	Reserve	Earnings	Total

Balance at January 1, 2007	11.820	—	17.077	28.897

Net income for the year	—	—	85.920	85.920
Other comprehensive income/(loss)	—	—	—	—
Total comprehensive income/(loss)	—	—	85.920	85.920

Allocation of prior year income	—	1.077	(1.077)	—
Dividend distribution	—	—	(16.000)	(16.000)
Increase in issued capital	4.180	—	—	4.180
Balance at December 31, 2007	16.000	1.077	85.920	102.997

CONSORZIO LOTTERIE NAZIONALI
CASH FLOW STATEMENTS
Years ended December 31, 2009, 2008 and 2007
(In thousands of Euro)

		Year ended December 31,
	Notes	2009	2008	2007
Operating activities:
Profit before income tax	16	181.103	173.502	138.686
Adjustments to reconcile profit before income tax to net cash flow
Depreciation	3	2.175	1.830	887
Intangible asset amortization	4	332	47	39
Interest income	20	(38)	(46)	(214)
Interest on intercompany loan	20	(1.263)	(708)	(173)
Total accrued interest income		(1.301)	(754)	(387)
Bank interest charges and commissions	20	26	35	34
Other intercompany interest	20	908	5.254	3.375
Interest expense to AAMS and other interest expense		461	2.041	1.791
Total accrued interest expense		1.395	7.330	5.200
Other non-monetary items:
Unrealized foreign exchange (gains)/losses, net		(137)	(217)	(1.451)
Exchange (gains)/losses on derivatives, net		(389)	(1.674)	844
Net change in long-term provisions		114	472	(50)
Realized foreign exchange (gains)/losses, net		(1.498)	2.040	(397)
Income taxes paid		(60.878)	(91.361)	(23.161)
Cash flows before changes in working capital		120.916	91.215	120.210
Change in net working capital:
Inventories		(4.494)	1.524	(2.987)
Trade and other receivables:
- Trade and other receivables		(3.356)	(4.434)	(5.802)
- Receivables from PoS (retailers)		60.693	52.539	(57.339)
- Related party receivables		(3.769)	(2.030)	(1.432)
Accounts payable:
- Payables to AAMS		88.213	53.475	(23.958)
- Payables to others		(697)	98	163
- Payables to suppliers including related parties		(10.887)	9.169	(10.928)
Current income taxes	16	(58.349)	(56.171)	(52.511)
Deferred income taxes	16	593	400	(255)
Income taxes payable		2.106	4.768	40.757
Other tax receivables		55.599	50.932	12.581
VAT payables and taxes other than income taxes		(2.109)	389	1.061
Cash flows from operating activities		244.459	201.872	19.560
Investing activities:
Purchase of equipment	3	(1.123)	(863)	(2,545)
Purchase of intangible assets	4	(572)	(57)	(27)
Disposal of financial assets		—	—	2
Interest received		511	46	214
Cash flows from investing activities		(1.184)	(874)	(2356)
Financing activities
Interest paid		(1.005)	(971)	(1.825)
Dividends paid		(117.731)	(83.797)	(16.000)
Payables to AAMS and other		—	—	—
Increase in issued capital		—	—	4.180
Net change in financial receivables from/payables to parent company		(124.709)	(116.059)	(12.732)
Cash flows from financing activities		(243.445)	(200.827)	(26.377)
Net increase (decrease) in cash and cash equivalents		(171)	171	(9.173)
Cash and cash equivalents at the beginning of the period		175	4	9.177
Cash and cash equivalents at the end of the period	8	4	175	4

CONSORZIO LOTTERIE NAZIONALI
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

1.              Corporate information

Consorzio Lotterie Nazionali (hereinafter “CLN” or “the Company”) is a consortium organized under the laws of the Republic of Italy. The head office of the Company is located in Rome, Italy.

The financial statements of the Company for the year ended December 31, 2009 were approved for issue by the Board of Directors in accordance with a resolution dated February 24, 2010.

The Company’s operations are entirely in the Republic of Italy. In the month of October 2003, the Italian Ministry of Economy and Finances granted to CLN the exclusive concession to operate various traditional and instant lotteries, including “scratch and win” instant games. The concessions, granted to CLN by the Ministry entity Amministrazione Autonoma dei Monopoli di Stato (hereinafter “AAMS”) expires in the months of March and May of 2010, for traditional lotteries and instant lotteries, respectively, unless such concession terms are extended by AAMS. During August 2009, AAMS issued a tender for a new nine-year concession agreement, which was initially awarded to the Company. However, another lottery operator in the Italian market filed and was granted a court order to annul the tender process. As discussed in Note 19, the Company and AAMS have filed an appeal against the original court decision, with the first hearing relating to this matter scheduled for March 9, 2010. The Company intends to vigorously defend the legality of the original tender process and to take all necessary actions to win renewal of the original concession agreements.

The Company’s instant and traditional lotteries are available through various vendors located throughout Italy, mainly at tobacco shops, cafès, bars, motorway restaurants and newspaper stands (collectively, “Points of Sale” or “PoS”).

The Company’s deed of association assigns to all of the Company’s equity holders specific roles in the Company’s business activities as follows:

•                  Lottomatica Group S.p.A. (the parent of the Company and formerly Lottomatica S.p.A.): its role includes design and coordination of the overall Company operations, i.e., management of marketing and accounting functions, collection of wagers from Points of Sales, administration of periodic drawings, and procurement of software and hardware for Points of Sale;

•                  Scientific Games International: its role includes design and production of instant lottery tickets;

•                  Arianna 2001 S.p.A: its role includes serving as the secure depository and manager of the instant lottery tickets inventory;

•                  Olivetti S.p.A.: its role includes responsibilities for the supply and maintenance of software and hardware of the Company;

•                  Servizi Base 2001 S.p.A.: its role includes management of the instant lottery ticket distribution to the Points of Sale.

2.1 Basis of preparation

The financial statements have been prepared on a historical cost basis, except as disclosed in the accounting policies below for derivative financial instruments, which are measured at fair value. The financial statements are presented in thousands of Euro unless otherwise indicated.

Despite the pending expiration of the concession agreements as discussed in Note 1 above, management has concluded that, regardless of the outcome of the court hearing relating to its appeal, the Company will continue to operate in the foreseeable future (at a minimum, for the one year period subsequent to December 31, 2009) to either satisfy the requirements of the old concession beyond the original expiry or under the terms of a new

CONSORZIO LOTTERIE NAZIONALI
NOTES TO FINANCIAL STATEMENTS
(thousands of Euro)

concession agreement, both as discussed in further detail in Note 19. Accordingly, the financial statements as of December 31, 2009 and for the year then ended have been prepared on a going concern basis.

Statement of Compliance

The financial statements of CLN have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Reclassifications

December 31, 2008 and 2007 Statements of financial position

The Company, as summarized below, adjusted the December 31, 2008 and 2007 presentation of the Receivables from retailers to conform to the 2009 presentation, which reflects the nature of such balances as “trade” accounts and leaves “residual” the nature of the items presented in the Other current assets. The Company also adjusted the presentation of the Other liabilities to AAMS in order to ensure consistency between assets and liabilities.

The Trade and other receivables, Other current assets, Accounts payable, and Other current liabilities notes (Notes 6, 7, 11 and 12, respectively) were adjusted accordingly.

The reclassifications are shown in the table below:

	December 31, 2008
	As	As Previously
(thousands of euros)	Adjusted	Reported	Reclassification
Assets
Trade and other receivables	359,535	35,892	323,643
Other current assets	467	324,110	(323,643)
Liabilities
Accounts payable	352,789	104,841	247,948
Other current liabilities	2,087	250,035	(247,948)

	December 31, 2007
	As	As Previously
(thousands of euros)	Adjusted	Reported	Reclassification
Assets
Trade and other receivables	405.282	29.099	376.183
Other current assets	798	376.981	(376.183)
Liabilities
Accounts payable	287.219	93.849	193.370
Other current liabilities	1.626	194.996	(193.370)

As a result of the reclassification of the items as shown in the table above, in accordance with the provision of IAS 1, Presentation of Financial Statements, the Company presented a statement of financial position as at the beginning of the earliest comparative period, January 1, 2008 (i.e., December 31, 2007).

2.2 Changes in accounting policy

The accounting policies adopted are consistent with those of the previous financial year except as follows:

The Company has adopted the following new and amended IFRS and International Financial Reporting Interpretations Committee (IFRIC) interpretations during the year. Adoption of these new and amended

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

standards and interpretations did not have any effect on the financial performance or position of the Company.

•                  IFRS 1 First Time Adoption of IFRS (Revised);

•                  IFRS 2 Share-based Payment: Vesting Conditions and Cancellations;

•                  IFRS 7 Financial Instruments: Disclosures;

•                  IFRS 8 Operating Segments;

•                  IAS 1 Presentation of Financial Statements;

•                  IAS 23 Borrowing Costs (Revised);

•                  IAS 32 Financial Instruments: Presentation and IAS 1 Puttable Financial Instruments and Obligations Arising on Liquidation;

•                  IFRIC 9 Reassessment of Embedded Derivatives and IAS 39 Financial Instruments: Recognition and Measurement

•                  IFRIC 15 Agreement for the Construction of Real Estate;

•                  IFRIC 18 Transfers of Assets from Customers;

•                  Improvements to IFRSs.

The principal effects of these changes are as follows:

IFRS 1 First Time Adoption of IFRS (Revised)

The amendment to IFRS 1 allows an entity to determine the “cost” of investments in subsidiaries, jointly controlled entities or associates in its opening IFRS financial statements in accordance with IAS 27 or using a deemed cost. The revised standard was issued on November 27, 2008 and its adoption had no effect on the financial position, performance or cash flows of the Company.

IFRS 2 Share-based Payment (Revised): Vesting Conditions and Cancellations

The IASB issued an amendment to IFRS 2 in January 2008 that clarifies the definition of a vesting condition and prescribes the treatment for an award that is effectively cancelled. The adoption of this standard had no effect on the financial position, performance or cash flows of the Company or require additional disclosures since the Company has no share based payment plans.

IFRS 7 Financial Instruments: Disclosures

The amended standard requires additional disclosures about fair value measurement and liquidity risk. Fair value measurements related to items recorded at fair value are to be disclosed by source of inputs using a three level fair value hierarchy, by class, for all financial instruments recognized at fair value. In addition, a reconciliation between the beginning and ending balance for level 3 fair value measurements is now required, as well as significant transfers between levels in the fair value hierarchy. The amendments also clarify the requirements for liquidity risk disclosures with respect to derivative transactions and assets used for liquidity management. The Company’s fair value measurement and liquidity risk disclosures were not significantly impacted by the amendments.

IFRS 8 Operating Segments

The Company adopted IFRS 8, which replaced IAS 14 Segment Reporting, on January 1, 2009, its effective date. IFRS 8 specifies how an entity should report information about its operating and reportable segments in annual and interim financial statements. It also defines requirements for related disclosures about products and services, geographical areas and major customers. The adoption of this standard had no effect on the financial position, performance or cash flows of the Company or require additional disclosures since the Company currently has only one business segment.

IAS 1 Presentation of Financial Statements

The revised standard separates owner and non-owner changes in equity. The statement of changes in equity

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

includes only details of transactions with owners, with non-owner changes in equity presented in a reconciliation of each component of equity. In addition, the standard introduces the statement of comprehensive income: it presents all items of recognized income and expense, either in one single statement, or in two linked statements. The Company has elected to present one single statement of comprehensive income and has adjusted the 2008 and 2007 Statements of Comprehensive Income and Changes in Equity to conform to the 2009 presentation.

IAS 23 Borrowing Costs

The revised IAS 23 requires capitalization of borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset. In accordance with the transitional provisions of the amended IAS 23, the Company has adopted the standard on a prospective basis from its effective date, January 1, 2009. The adoption of this standard had no effect on the financial position, performance or cash flows of the Company.

IAS 32 Financial Instruments: Presentation and IAS 1 Puttable Financial Instruments and Obligations Arising on Liquidation

The standards have been amended to allow a limited scope exception for puttable financial instruments to be classified as equity if they fulfil a number of specified criteria. These amendments to IAS 32 and IAS 1 were issued in February 2008 and their adoption had no effect on the financial position, performance or cash flows of the Company.

IFRIC 9 Reassessment of Embedded Derivatives and IAS 39 Financial Instruments: Recognition and Measurement

This amendment to IFRIC 9 requires an entity to assess whether an embedded derivative must be separated from a host contract when the entity reclassifies a hybrid financial asset out of the fair value through profit or loss category. This assessment is to be made based on circumstances that existed on the later of the date the entity first became a party to the contract and the date of any contract amendments that significantly change the cash flows of the contract. IAS 39 now states that if an embedded derivative cannot be reliably measured, the entire hybrid instrument must remain classified as at fair value through profit or loss. The Company has adopted these amendments on a prospective basis. Their adoption had no effect on the Company’s financial position, performance or cash flows as the Company has no such hybrid financial instruments containing embedded derivatives.

IFRIC 15 Agreement for the Construction of Real Estate

IFRIC 15 was issued in July 2008 and became effective for financial years beginning on or after January 1, 2009. The interpretation is to be applied retrospectively. It clarifies when and how revenue and related expenses from the sale of a real estate unit should be recognised if an agreement between a developer and a buyer is reached before the construction of the real estate is completed. Furthermore, the interpretation provides guidance on how to determine whether an agreement is within the scope of IAS 11 or IAS 18. The adoption of this interpretation is not applicable to the Company, as CLN does not conduct such activity.

IFRIC 18 Transfers of Assets from Customers

On 29 January 2009 the IFRIC issued an Interpretation that provides additional guidance on the accounting for transfers of assets from customers. It clarifies the requirements of IFRSs for agreements in which an entity receives from a customer an item of property, plant and equipment that the entity must then use either to connect the customer to a network or to provide the customer with ongoing access to a supply of goods or services (such as a supply of electricity, gas or water) or to do both. IFRIC 18 requires entities to apply the Interpretation prospectively to transfers of assets from customers received on or after July 1, 2009. IFRIC 18 is likely to be particularly relevant for the utility sector. The adoption had no effect on the financial position, performance or cash flows of the Company.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Improvements to IFRSs

In May 2008 and April 2009 the IASB issued omnibus of amendments to its standards, primarily with a view of removing inconsistencies and clarifying wording. This has been done as part of the annual improvements project as a method to make necessary, but not urgent, amendments to IFRSs arising from matters raised by the IFRIC. There are separate transitional provisions for each standard. The amendments made can result in accounting changes for presentation, recognition and measurement. The adoption of such amendments resulted in changes to accounting policies but had no effect on the financial position, performance or cash flows of the Company.

2.3 International Financial Reporting Standards to be adopted in 2010 and later

The International Accounting Standards Board and IFRIC issued additional standards and interpretations which are effective for periods starting after the date of these financial statements and therefore have yet to be adopted by CLN as described below.

IFRS 2 Share-based Payment: Group Cash-settled Share-based Payment Transactions

In June 2009 the IASB issued an amendment to IFRS 2 on the accounting for group cash-settled share-based payment transactions. This amendment is effective for financial years beginning on or after January 1, 2010. This amendment also supersedes IFRIC 8 and IFRIC 11. The adoption of this standard is not expected to have an impact on the financial position, performance or cash flows of the Company.

IFRS 3 Business Combinations (Revised) and IAS 27 Consolidated and Separate Financial Statements (Amended)

The revised standards were issued in January 2008 and become effective for financial years beginning on or after July 1, 2009. IFRS 3 (Revised) introduces significant changes in the accounting for business combinations occurring after July 1, 2009, its effective date. Changes affect the valuation of non-controlling interest, the accounting for transaction costs, the initial recognition and subsequent measurement of a contingent consideration and business combinations achieved in stages. These changes will impact the amount of goodwill recognised, the reported results in the period that an acquisition occurs and future reported results.

IAS 27 (Amended) requires that a change in the ownership interest of a subsidiary (without loss of control) is accounted for as a transaction with owners in their capacity as owners. Therefore, such transactions will no longer give rise to goodwill or give rise to a gain or loss. Furthermore, the amended standard changes the accounting for losses incurred by the subsidiary as well as the loss of control of a subsidiary.

The changes by IFRS 3 (Revised) and IAS 27 (Amended) will affect future acquisitions or loss of control of subsidiaries and transactions with non-controlling interests, if any.

IAS 39 Financial Instruments: Recognition and Measurement — Eligible Hedged Items

The amendment addresses the designation of a one-sided risk in a hedged item, and the designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as the hedged item. This amendment to IAS 39 was issued in August 2008 and becomes effective for financial years beginning on or after July 1, 2009. The Company has concluded that the amendment will have no impact on its financial position, performance or cash flows, as CLN has not entered into any such instruments as accounting hedges.

IFRIC 17 Distributions of Non-cash Assets to Owners

On 27 November 2008 the IFRIC issued this interpretation which is effective for annual periods beginning on or after July 1, 2009 with early application permitted. It provides guidance on how to account for non-cash distributions to owners. The interpretation clarifies when to recognise a liability, how to measure it and

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

the associated assets, and when to derecognise the asset and liability. The adoption of this interpretation is not expected to have an impact on the financial position, performance or cash flows of the Company.

2.4 Significant accounting judgments, estimates and assumptions

The preparation of the Company’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Estimates and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Deferred Tax Assets

Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available in the future. Significant management judgment is required to determine the amount of deferred tax assets that can be realized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

2.5 Summary of significant accounting policies

Foreign currency translation

Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the balance sheet date. All differences are taken to profit or loss.

Non monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Equipment, net

Equipment are stated at cost less accumulated depreciation. Cost includes ancillary costs directly attributable to bringing the asset into operating condition. Depreciation is calculated on straight-line basis over the estimated useful life of the assets as follows:

Terminals and communication equipment	5 to 7 years

Machinery and equipment	4 years

Furniture and fittings	8 to 9 years

The carrying values of systems and equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable.

All repairs and maintenance costs are recognised in profit or loss as incurred.

A unit of equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the year the asset is derecognised.

Intangible assets, net

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The useful lives of intangible assets are assessed to be either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful lives are as follows:

Software	3 years

Licenses	3 years

Others	2 to 5 years

The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least annually at year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the income statement within the caption “Depreciation, amortization and write-downs”.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in profit or loss when the asset is derecognized.

Impairment of non-financial assets

The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use, and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows take into account the risks specific to the asset and are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss unless the asset is carried at revalued amount, in which case the reversal is treated as a revaluation increase. After such a reversal, the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost is determined on a specific identification basis.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs necessary to make the sale.

Financial assets

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. The Company only has financial assets classified as loans and receivables and fair value through profit and loss. When financial assets are recognized initially on the trade date, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

The Company determines the classification of its financial assets on initial recognition.

Trade receivables and other receivables

Trade accounts receivable are subsequently measured at amortized cost less impairment. Allowances for doubtful accounts are generally recorded when there is objective evidence that the Company will not be able to collect the related receivables. Bad debts are written off when identified.

Short-term receivables are not discounted because the effect of discounting cash flows is immaterial.

Cash and cash equivalents

Cash and cash equivalents in the balance sheet are comprised of cash at banks and on hand and short-term, highly liquid investments with an original maturity of three months or less at the date of purchase.

Financial liabilities

Financial liabilities at amortized cost

All loans and borrowings and trade accounts payable are initially recognized at fair value less directly attributable transaction costs. After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method. Short-term payables are not discounted because the effect of discounting cash flows is immaterial.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss includes financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. Derivatives are classified as held for trading unless they are designated as effective hedging instruments.

Gains or losses on liabilities held for trading are recognized in income statement.

Derivative financial instruments and hedging

The Company uses derivative financial instruments such as forward currency contracts to mitigate the risks associated with foreign currency related to the purchase of lottery tickets.

The Company’s forward currency contracts do not qualify for hedge accounting; therefore any gains or losses arising from changes in their fair value are taken directly to net profit or loss for the year. The fair value of forward currency contracts is calculated by reference to current forward exchange rates for contracts with similar maturity profiles.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Derecognition of financial assets and liabilities

Financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•                  the rights to receive cash flows from the asset have expired;

•                  the Company retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass through’ arrangement; or

•                  the Company has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires.

Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Whenever the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset, but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a borrowing cost.

Revenue recognition

Revenues are recognized to the extent that it is probable the economic benefits associated with the transaction will flow to the Company and the amount of revenue can be reliably measured. Revenues are measured at the fair value of the consideration received, excluding discounts and taxes. The contracts generally provide for a variable amount of monthly service fees received through AAMS based on a percentage of instant and traditional lottery’s total wagers. Specific recognition criteria must also be met before revenue is recognized as discussed below.

The Company’s revenues derive from operating contracts. Under operating contracts, the Company manages all of the activities along the lottery value chain including collecting wagers, paying out prizes, managing all accounting and other back-office functions, running advertising and promotions, operating data transmission networks and processing centers, training staff, providing retailers with assistance and supplying materials for the game. Fees earned under operating contracts are recognized as revenue in the period earned and are classified as Service Revenue in the Income Statement when all of the following criteria are met:

•                  Persuasive evidence of an arrangement exists, which is typically when a customer contract has been signed;

•                  Services have been rendered;

•                  The fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties; and

•                  Collectability is reasonably assured.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Interest income and interest expense

Interest income and interest expense are recognized as interest accrues (using the effective interest rate, that is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial assets or liabilities).

Income taxes

Current income tax

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the balance sheet date.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences.

Deferred income tax assets are recognized for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry-forward of unused tax credits and unused tax losses, can be utilized.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Income tax relating to items recognized directly in equity is recognized in equity and not in the income statement.

3. Equipment, net

Equipment, net amounts to euro 2.801 and includes euro 342 for those tangible assets to be transferred free of charge at the expiration of the concession (separately disclosed). These assets are defined as “Freely distributed assets” (FDA) and refer to Company’s equipment in use by third parties (points of sale) to carry out activities related to Instant and Traditional lotteries which are to be returned to the Ministry of Finance upon the expiration of the concession agreement.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Balance at December 31, 2009	Leasehold Improvements	Furniture and Equipment	Other Assets	Contract in Progress	Freely Distributed Assets	Total
Gross

Balance at January 1, 2009	230	5.309	153	290	1.527	7.509
Additions	—	951	—	117	55	1.123
Transfers	—	290	—	(290)	—	—
Balance at December 31, 2009	230	6.550	153	117	1.582	8.632

Accumulated depreciation

Balance at January 1, 2009	187	2.378	83	—	1.008	3.656
Depreciation charge for the year	43	1.882	18	—	232	2.175
Transfers	—	—	—	—	—	—
Balance at December 31, 2009	230	4.260	101	—	1.240	5.831

Net book value

Balance at December 31, 2009	—	2.290	52	117	342	2.801

Balance at December 31, 2008	Leasehold Improvements	Furniture and Equipment	Other Assets	Contract in Progress	Freely Distributed Assets	Total
Gross

Balance at January 1, 2008	230	3,124	152	—	3,140	6,646
Additions	—	572	1	290	—	863
Transfers	—	1,613	—	—	(1,613)	—
Balance at December 31, 2008	230	5,309	153	290	1,527	7,509

Accumulated depreciation

Balance at January 1, 2008	136	476	65	—	1,149	1,826
Depreciation charge for the year	51	1,532	18	—	229	1,830
Transfers	—	370	—	—	(370)	—
Balance at December 31, 2008	187	2,378	83	—	1,008	3,656

Net book value

Balance at December 31, 2008	43	2,931	70	290	519	3,853

4.        Intangible assets, net

Intangible assets are comprised of certain computer software and license costs to operate such software. Intangible assets are being amortized ratably over their estimated useful lives which do not exceed the expiration dates of the lottery operation agreement.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Balance at December 31, 2009	Software	Licences	Total
Gross

Balance at January 1, 2009	3.624	697	4.321
Additions	493	79	572
Balance at December 31, 2009	4.117	776	4.893

Amortisation and impairment

Balance at January 1, 2009	3.578	697	4.275
Amortization for the year	271	61	332
Balance at December 31, 2009	3.849	758	4.607

Net book value

Balance at December 31, 2009	268	18	286

Balance at December 31, 2008	Software	Licences	Total
Gross

Balance at January 1, 2008	3,567	697	4,264
Additions	57	—	57
Balance at December 31, 2008	3,624	697	4,321

Amortisation and impairment

Balance at January 1, 2008	3,548	680	4,228
Amortization for the year	30	17	47
Balance at December 31, 2008	3,578	697	4,275

Net book value

Balance at December 31, 2008	46	—	46

5.        Inventories

	December 31,
	2009	2008

Instant Lottery Tickets (at cost or net realizable value)	13.618	9.124

Inventories are entirely comprised of instant lottery tickes held by the depositary and eqity holder Arianna 2001 S.p.A. During the period there were no write downs or any reversal of write downs.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

6.        Trade and other receivables

	December 31,
	2009	2008	2007

Trade receivables	31.022	27.689	22.925
Receivables from retailers	262.950	323.643	376.183
Related party receivables	11.974	8.203	6.174
	305.946	359.535	405.282

Trade receivables refer to the commission fees from AAMS as set forth in the concession agreement, are non-interest bearing, and are generally due from 30 to 90 days.

Receivables from retailers refer to the amounts due to CLN from the retailers where tickets are sold. The collection of these monthly remittances generally occurs between ten and twenty days after each month-end.

The related party receivables relate to services rendered for the collection of lottery tickets.

7.        Other current assets

	December 31,
	2009	2008	2007

Other receivables	191	466	795
Prepaid expenses	297	—	—
VAT receivables	743	1	3
	1.231	467	798

8.        Cash and cash equivalents

	December 31,
	2009	2008

Cash and cash equivalents	4	175

Cash and cash equivalents are stated at cost, which approximates fair value, and earn interest at market rates. The Company participates in a cash pooling agreement with an equity holder, Lottomatica Group S.p.A., pursuant to which its funds are swept daily into various cash pools managed by Lottomatica Group S.p.A.. Amounts swept into the cash pools of Lottomatica Group S.p.A. are classified as “current financial assets from parent company”. For comments on related party balances and transactions, see further disclosure in Notes 18 and 20.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

9.        Equity

On February 26, 2009, at the annual meeting, general equity holders’ declared, and the Company subsequently paid, euro 117.731 in dividends.

The equity holders and issued capital attributed to them are as follows at December 31, 2009:

Equity holder	Percent of issued capital	Issued capital
Lottomatica Group S.p.A.	63%	10,080
Scientific Games Int.	20%	3,200
Arianna 2001 S.p.A.	15%	2,400
Olivetti S.p.A.	1%	160
Servizi Base 2001 S.p.A.	1%	160
Total	100%	16,000

10.     Long term provisions

Balance at December 31, 2009	Legal Matters	Other	Total

Balance at January 1, 2009	600	16	616
Arising during the year	292	—	292
Utilized	(162)	(16)	(178)
Balance at December 31, 2009	730	—	730

Balance at December 31, 2008	Legal Matters	Other	Total

Balance at January 1, 2008	—	144	144
Arising during the year	600	16	616
Utilized	—	(144)	(144)
Balance at December 31, 2008	600	16	616

Legal matters

Provisions relate primarily to the legal fees in connection with legal matters discussed in Note 19. It is expected that most of this provision will be utilized in the next financial year.

Other

Other provisions relate primarily to prizes on certain lottery games. Provisions are calculated based on historical cost information and expected prize payouts. Settlement on prizes varies according to the terms of each individual game.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

11.     Accounts payable

	December 31,
	2009	2008	2007

Accounts payable	4.276	2.179	1.994
Other liabilities to AAMS	335.936	247.948	193.370
Related parties payables	88.035	102.662	91.855
	428.247	352.789	287.219

Accounts payable are non-interest bearing and are normally settled on 60 to 90 day terms.

Other liabilities to AAMS refer to the remittance due to AAMS based on the total monthly wagers.

For comments on related parties payables, see the related parties relationships and transactions disclosure in Note 18.

12.     Other current liabilities

	December 31,
	2009	2008	2007

Taxes other than income taxes	15	21	3
Other liabilities	204	703	557
VAT payables	—	1.363	1.066
	219	2.087	1.626

13.     Service revenue

	December 31,
	2009	2008	2007

Instant lotteries	326.827	320.665	275.042
Traditional lotteries	1.130	1.746	1.962
	327.957	322.411	277.004

The Company operates in a highly regulated environment and sells to counterparties (PoS) usually not linked to the current adverse market conditions.

Current year revenues might not be indicative of the 2010 expected future results. This will in large measure depend on the developments described in Note 19 which, as of the date of the preparation of these financial statements, are not entirely predictable.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

14. Service costs

	December 31,
	2009	2008	2007

Service costs from Lottomatica Group S.p.A.	66.411	65.961	66.364
Points of Sale assistance	21.123	21.707	19.942
Consulting fees	3.622	2.248	2.052
Maintenance fees	993	899	773
Advertising costs	227	1.685	722
Other costs	1.072	728	682
	93.448	93.228	90.535

For comments related to costs from the equity holder Lottomatica Group S.p.A. and other related parties with which the Company conducts business, see the related parties relationships and transactions disclosure in Note 18.

15. Financial income and expenses

	December 31,
	2009	2008	2007

Interest income	1.301	754	387
Forward currency contracts	536	1.674	—
Exchange gains	2.495	1.237	3.042
Financial income	4.332	3.665	3.429

Interest expense	1.453	7.332	5.200
Forward currency contracts	147	—	844
Factoring of trade receivables contract	5.198	1.357	—
Exchange losses	860	3.060	1.194
Financial expenses	7.658	11.749	7.238

16. Income tax

Significant components of income tax expense are as follows:

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

	December 31,
	2009	2008	2007
Current
National (IRES)	50.215	48.185	45.744
Regional (IRAP)	8.134	7.986	6.767
Total Current	58.349	56.171	52.511

Deferred
Deferred income tax recovered	(304)	91	(94)
Deferred income tax (benefit)/expense	(2)	(549)	349
Other adjustments	(287)	58	—
Total Deferred	(593)	(400)	255
Total income tax expense	57.756	55.771	52.766

The tax effects of temporary differences and carry forwards that give rise to deferred income tax assets and liabilities consist of the following:

	December 31,
	2009	2008
Deferred tax assets
Bad debt reserve provision	1.387	1.243
Other provisions	664	626
Intangible assets	—	15
Equipment depreciation	324	126
Other	1	62
	2.376	2.072
Deferred tax liabilities
Unrealized exchange gains	49	49
Equipment depreciation	17	18
Other	98	99
	164	166
Net deferred income tax assets	2.212	1.906

Net deferred income tax assets at December 31, 2009	2.212
Net deferred income tax assets at December 31, 2008	1.906
Deferred income tax benefit credited to profit or loss	306

The effective income tax rate on profit before income tax differed from the Italian statutory tax rate for the following reasons:

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

	December 31,
	2009	2008	2007

Net income before income tax	181.102	173.502	138.686

Italian statutory tax rate (IRES)	27,5%	27,5%	33,0%

Theoretical provision for income taxes based on Italian statutory tax rate	49.803	47.713	45.766

Reconciliation of the theoretical and effective provision for income taxes:

Permanent differences
Italian local tax (IRAP)	7.896	7.565	7.281

Non-deductible expenses	81	425	63
Other	(24)	68	(344)

Total tax provision	57.756	55.771	52.766

Effective tax rate	31,9%	32,1%	38,0%

The recognition of deferred tax assets is based on management’s expectations that, in the case that the old concessions expiring in March and May 2010 would be renewed, there is reliable projected taxable income in the near future to result in, at a minimum, the realization of the existing deferred tax assets.

In addition, since most of the temporary differences that give rise to deferred income tax assets refer to the bad debt provision, there is also the expectation that these differences will be realized even if the Company, upon being awarded the new concession, is liquidated due to the fact that the new concession would need to be potentially subscribed by a S.p.A. (i.e., an Inc. company). This would result in the recognition of a liability for losses that will result in tax deductible amounts (i.e. deductible temporary differences) when the liability is ultimately settled (upon liquidation of the old concessionaire).

17. Geographic information

The Company operates geographically only in Italy.

18. Related parties disclosures

Related parties relationships and transactions are reported in the table below:

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

	December 31,
	2009	2008	2007
STATEMENTS OF FINANCIAL POSITION

Trade and other receivables
Lottomatica Group S.p.A.	11.884	8.182	6.174
Scientific Games Int.	90	—	—
Lottomatica Scommesse S.r.l.	—	21	—
	11.974	8.203	6.174
Current financial assets from parent company
Lottomatica Group S.p.A.	249.913	129.345	15.101
	249.913	129.345	15.101
Accounts payable
Lottomatica Group S.p.A.	49.844	71.282	59.444
Scientific Games Int.	30.474	21.136	25.120
Arianna 2001	6.648	9.472	7.248
GTech Corp.	948	617	—
Olivetti S.p.A.	121	155	43
	88.035	102.662	91.855
Current financial payables to parent company
Lottomatica Group S.p.A.	1.241	5.254	2.521
	1.241	5.254	2.521

	December 31,
	2009	2008	2007
STATEMENTS OF COMPREHENSIVE INCOME

Cost of tickets
Scientific Games Int.	45.628	43.090	41.197
	45.628	43.090	41.197
Service costs
Lottomatica Group S.p.A.	66.411	65.961	66.364
Arianna 2001	19.152	18.900	17.802
Scientific Games Int.	1.057	1.937	1.515
Olivetti S.p.A.	228	161	37
GTech Corp.	2	48	—
	86.850	87.007	85.718
Financial income
Lottomatica Group S.p.A.	1.263	708	173
	1.263	708	173
Financial expenses
Lottomatica Group S.p.A.	908	5.254	3.375
	908	5.254	3.375

Trade and other receivables from Lottomatica Group S.p.A. relate to services rendered for the collection of lottery tickets.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Current financial assets from parent company refer primarily to the receivables from retailers collected at year end via the euro 250,000 factoring of trade receivables transaction the Company entered into in December 2009, the proceeds of which were swept into the cash pool managed by Lottomatica Group S.p.A..

Accounts payable and service costs to the parent company refer to the services rendered to CLN in accordance with intercompany agreements. In particular, they refer primarily to marketing and advertising, data processing, back office and cash pooling activities performed by the parent company and charged to the Company.

Accounts payable and service costs to the equity holder, Arianna 2001, refer to secure depository and distribution expenses.

Accounts payable and costs to Scientific Games Int. refer primarily to the tickets purchased during the year. In addition euro 1.057 of costs refer to tickets license fees and software maintenance costs.

Accounts payable to GTech Corp, a subsidiary of Lottomatica Group S.p.A., refer primarily to certain machinery acquired for dispensing instant lotteries.

Financial income and expenses from/to the parent company refer primarily to interest received from/charged by the equity holder Lottomatica Group S.p.A. relating to the Company’s short-term borrowing transactions with the parent company.

All the transactions with related parties, including the intragroup transactions, were executed at terms and conditions that are consistent with market rates and they refer to mutual administrative, financial and organizational services rendered. No atypical and/or unusual transactions have been recorded by the Company.

At December 31, 2009, there were no guarantees made to or received from related parties.

19. Litigation

“LAS VEGAS” Instantaneous Lottery Petitions

Beginning in April 2006, the Company began receiving payment requests relating to the “Las Vegas” instant lottery tickets (scratch and win) for non-winning tickets.

To-date, 415 petitions and 102 requests for injunctive payments have been received by the Company. There have also been numerous requests for out-of court settlements. These claims amounted to about 5.8 million euro in prize money and requested payment for non-winning tickets. The players claimed that according to their interpretation of the Game Regulations established with the Finance Ministry Decree of February 16, 2005, the amounts corresponding to the winnings indicated in the various areas of the tickets should have been paid every time cards with points from 10 to K appear, even though the regulations state that all the cards must have the same points. As a matter of fact, the players sustained that in all French card games those cards with 10 to K have the same points.

The Company considers these requests unfounded as they do not follow the Game Regulations which explicitly describe the qualifications of a winning ticket.

To-date, 187 rulings have been issued fully accepting the reasons represented by legal counsel assisting the Company. In addition, other rulings (15) have been issued either sentencing penalties for deceptive advertising

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

for the notices printed on the back of the tickets or costs of tickets to be reimbursed and penalties to be paid (29 rulings), since it was not proven during the trial that the game regulations had been displayed in the retailers’ sites. 79 rulings requested the Company to pay the prize amount in addition to claim compensation.

With regard to the unfavorable rulings, the Company instructed its counsels to file appeals with the Supreme Court.

The Company deems these requests to be unfounded since they do not follow the Game Regulations which explicitly describe the qualifications of a winning ticket. In the opinion of legal counsels though, other rulings might have a negative outcome based on the same information used in unfavorable rulings against the Company as discussed above.

Instant Lotteries Tender Appeal

On August 19, 2009, AAMS issued a tender for a new nine-year Scratch & Win concession to be effective from June 10, 2010. The deadline to present an offer was October 12, 2009. On October 9, 2009, Sisal, another lottery operator in the Italian market, filed an appeal to the Regional Administrative Court (TAR) of Lazio in order to annul the tender process. The appeal of Sisal requesting the adoption of precautionary measures was initially denied, thereby resulting in the Company being awarded the concession with AAMS as it was the only entity to submit a bid during the tender process. However, on November 11, 2009, the TAR of Lazio reversed its earlier decision and admitted the appeal against CLN/AAMS, thereby annulling the original tender process. AAMS and CLN subsequently filed an appeal to the Supreme Administrative Court (Consiglio di Stato) against the decision of TAR of Lazio, requesting its annulment. The first hearing of this appeal has been set for March 9, 2010.

As of the date of the preparation of these financial statements, the Company is unable to predict, because of the level of uncertainly inherent in legal proceedings, if the original concessions will be renewed or if the Company will finally be awarded the contract that it was successful in securing during the original tender process. The Company intends to vigorously defend the legality of the original tender process and to take all necessary actions to win the renewal of the original concession agreements.

However, regardless of the outcome of the Supreme Administrative Court hearing relating to the Company’s appeal, management has determined that the Company will continue to operate in the foreseeable future (at a minimum, for the one year period subsequent to December 31, 2009). Specifically, if the Supreme Administrative Court accepts the AAMS and CLN appeals, the Company will be awarded the new nine-year concession, which will more likely than not be subscribed by a new company structured as a “S.p.A.” (i.e., an incorporated entity). If, on the other hand, the appeals are rejected and the pronouncement of TAR of Lazio is confirmed, the current concessions will more likely than not be temporarily renewed in order to cover the period of time necessary to complete a new concession awarding process to be determined by AAMS. If the Company is ultimately unsuccessful in a new concession awarding process, it will more likely than not be requested to assist the new concessionary during a reasonable transition period given the scale of the Scratch and Win lottery as indicated by the number of participating retailers in Italy. Accordingly, while management believes that it is probable that the Company will continue to operate, at a minimum, through January 1, 2011, the Company’s historical operating performance may not be indicative of its results in 2010 and continuing into the future under any of the possible scenarios discussed above.

20. Financial instruments and financial risk management objective and policies

Fair values

Set out below is a comparison, by category, of the carrying amounts and fair values of our fmancial instruments.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

	December 31, 2009		December 31, 2008		December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Trade and other receivables	305.946	305.946	359.535	359.535	405.282	405.282
Current financial assets from parent	249.913	249.913	129.345	129.345	15.101	15.101
Other current assets	1.231	1.231	467	467	798	798
Cash and cash equivalents	4	4	175	175	4	4
	557.094	557.094	489.522	489.522	421.185	421.185
Financial liabilities at amortised costs
Accounts payable	428.247	428.247	352.789	352.789	287.219	287.219
Current financial liabilities to parent	1.241	1.241	5.254	5.254	2.521	2.521
Other current liabilities	219	219	2.087	2.087	1.626	1.626
	429.707	429.707	360.130	360.130	291.366	291.366
Financial liabilities
Derivative instruments	583	583	1.492	1.492	3.166	3.166
	583	583	1.492	1.492	3.166	3.166

The fair value of the financial assets and liabilities are included at the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

The following methods and assumptions were used to estimate the fair values:

•                  Trade and other receivables, current financial assets from parent, other current assets, cash and cash equivalents, accounts payable, current financial liabilities to parent and other current liabilities approximate their carrying amounts largely due to the short-term maturities of these instruments.

•                  The Company entered into derivative financial instruments with various counterparties, principally financial institutions with investment grade credit ratings. Derivatives valued using valuation techniques with market observable inputs are foreign currency contracts. The fair value of these derivatives is calculated primarily by reference to current forward exchange rates for contracts with similar maturity profiles. The valuation techniques incorporate various inputs including the credit quality of the counterparty in a net liability position.

Fair value hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities

Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly

Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

	December 31, 2009	Level 1	Level 2	Level 3
Liabilities measured at fair value
Derivative instruments	583	—	583	—

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

The valuation techniques incorporate directly observable inputs (i.e., interest rates, exchange rates).

During the reporting period ended December 31, 2009, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into and out of Level 3 fair value measurements.

Interest income and expense

The following is a breakdown of the Company’s interest income and interest expense by category for the year ended December 31:

	Interest Income			Interest Expense
	2009	2008	2007	2009	2008	2007
Financial assets
Current financial assets from parent company	1.263	708	173	—	—	—
Other current financial assets	38	44	71	—	—	—
Forward currency contracts	536	1.674	—	—	—	—
Cash and cash equivalents	—	2	143	—	—	—
	1.837	2.428	387	—	—	—
Financial liabilities at amortised costs
Current financial payables to parent company	—	—	—	908	5.254	3.375
Other current liabilities	—	—	—	519	2.043	1.791
	—	—	—	1.427	7.297	5.166
Financial liabilities
Bank overdrafts	—	—	—	26	35	34
Factoring of trade receivables contract	—	—	—	5.198	1.357	—
Forward currency contracts	—	—	—	147	—	844
	—	—	—	5.371	1.392	878

Credit risk

The Company’s credit risk is derived from cash and cash equivalents, trade and other receivables, and other current assets balances. We maintain cash deposits and trade with only recognized, creditworthy third parties. We evaluate the collectability of trade accounts and sales receivables on a customer by customer basis and we believe our reserves are adequate. Trade and other receivables are reported net of allowances for doubtful accounts. Allowance for doubtful accounts is generally recorded when objective evidence exists that we will not be able to collect the receivable. Bad debts are written off when identified.

With respect to credit risk arising from financial assets of the Company, the Company’s exposure arises only from default of the counterparty, with a maximum exposure equal to the carrying amount of these balances. We manage our exposure to counterparty credit risk by dealing with major, financially sound counterparties with high-grade credit ratings and by limiting exposure to any one counterparty.

The following is an analysis of the Company’s past due trade and other receivables (amounts indicated net of allowance):

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Year Ended December 31, 2009

			1 - 30	31 - 60	61 - 90	over 90
	Total	Current	days	days	days	days
Trade receivables	31.022	31.022	—	—	—	—
	100,0%	100,0%	0,0%	0,0%	0,0%	0,0%

Year Ended December 31, 2008

			1 - 30	31 - 60	61 - 90	over 90
	Total	Current	days	days	days	days
Trade receivables	27.689	27.689	—	—	—	—
	100,0%	100,0%	0,0%	0,0%	0,0%	0,0%

Year Ended December 31, 2007

			1 - 30	31 - 60	61 - 90	over 90
	Total	Current	days	days	days	days
Trade receivables	22.925	22.925	—	—	—	—
	100,0%	100,0%	0,0%	0,0%	0,0%	0,0%

The following is an analysis of the Company’s past due receivables from retailers and the related bad debt reserve:

Year Ended December 31, 2009

			1 - 30	31 - 60	61 - 90	over 90
	Total	Current	days	days	days	days
Receivables from retailers	262.950	180.903	77.483	1.108	510	2.946
	100,0%	68,8%	29,5%	0,4%	0,2%	1,1%

Year Ended December 31, 2008

			1 - 30	31 - 60	61 - 90	over 90
	Total	Current	days	days	days	days
Receivables from retailers	323.643	239.581	79.722	1.316	781	2.243
	100,0%	74,0%	24,6%	0,4%	0,2%	0,7%

Year Ended December 31, 2007

			1 - 30	31 - 60	61 - 90	over 90
	Total	Current	days	days	days	days
Receivables from retailers	376.183	373.488	378	222	283	1.812
	100,0%	99,3%	0,1%	0,1%	0,1%	0,5%

	December 31,
Bad debt reserve	2009	2008

Balance at beginning of period	4.139	2.264
Provisions	1.832	2.254
Utilization	(1.082)	(379)
Balance at end of period	4.889	4.139

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Liquidity risk

The Company’s objective in managing liquidity risk is to maintain a balance between continuity of funding and flexibility through the use of cash generated by operating activities. The Company participates in a cash pooling agreement with the parent company, Lottomatica Group S.p.A., pursuant to which the Company’s funds are swept daily into various cash pools managed by Lottomatica Group S.p.A.. We believe our ability to generate excess cash from operations to reinvest in our business is one of our fundamental financial strengths, and combined with our business cash generating capacity, we expect to meet our financial obligations and operating needs in the foreseeable future. We expect to use cash generated primarily from operating activities to meet contractual obligations and to pay dividends.

The Company does not have any financial liabilities, including derivatives, that exceed 12 months. As such, the contractual maturity dates of the Company’s financial liabilities are all within one year.

The Company, since entering into the cash pooling agreement discussed above, did not enter into any lines of credit or other borrowing arrangements with banks.

Market risk

Foreign currency exchange rate risk

As a result of transactions for tickets purchased from the US equity holder Scientific Games Int., our financial statements can be affected by movements in USD/EUR exchange rate. The primary risk inherent in our financial instruments is the market risk arising from adverse changes in foreign currency exchange rates. We seek to manage our foreign exchange risk by entering into forward currency contracts. Since 2004, we entered into forward currency contracts to reduce the exposure associated with certain liabilities denominated in USD, economically hedging approximately 50% of the estimated future supply of tickets.

The sensitivity analysis to a reasonably possible change in the USD exchange rate, in a range between +10% and -10% compared to the exchange rate as of December 31, 2009 and 2008, and the related potential effect on the net income and net equity of the Company’s is as follows:

	Increase/ decrease in US dollar rate	Effect on net income before tax	Effect on equity
2009	+10%	2.230	1.521
	-10%	(2.726)	(1.859)

2008	+10%	242	165
	-10%	(296)	(202)

2007	+10%	233	144
	-10%	(285)	(177)

Interest rate risk

The Company does not have financing arrangements with banks since its short-term borrowing requirements are provided by Lottomatica Group S.p.A. through the cash pooling agreement previously discussed. The interest rate for the cash pooling agreement is set on a quarterly basis. The interest rate on the cash account for the remittances to AAMS is set at market rates. Consequently, changes in market interest rates would not have significant effect on the Company’s net income and net equity.

CONSORZIO LOTTERIE NAZIONALI

NOTES TO FINANCIAL STATEMENTS

(thousands of Euro)

Capital management

The primary objective of the Company’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and to maximize equity holders’ value.

The Company manages its capital structure and makes adjustments to it, in light of changes in economic conditions.

No changes were made in the objectives, policies or processes during the period.